Exhibit 99.1
For Immediate News Release
February 5, 2020

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2019 OPERATING RESULTS, 4.6% DIVIDEND INCREASE
AND INITIAL 2020 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2019 was $167,650,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended December 31, 2019 of 57.0% to $1.20 from $2.79 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2019 increased 9.7% to $2.38 from $2.17 for the prior year period. Core FFO per share (as defined in this release) for the three months ended December 31, 2019 increased 5.2% to $2.43 from $2.31 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2019 to its results for the prior year period:

Q4 2019 Results Compared to Q4 2018
	Per Share (1)
	EPS	FFO	Core FFO
Q4 2018 per share reported results	$2.79	$2.17	$2.31
Established and Redevelopment Community NOI	0.07	0.07	0.07
Development and Other Stabilized Community NOI	0.10	0.10	0.10
Capital markets and transaction activity	0.03	0.02	(0.06)
Joint venture income	0.01	0.01	0.01
Overhead and other	0.02	0.02	—
Income tax expense	(0.01)	(0.01)	—
Gain on sale of real estate and depreciation expense	(1.81)	—	—
Q4 2019 per share reported results	$1.20	$2.38	$2.43

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 4.

For the year ended December 31, 2019, EPS decreased 20.1% to $5.63 from $7.05 for the prior year, FFO per share increased 4.2% to $9.18 from $8.81 for the prior year, and Core FFO per share increased 3.8% to $9.34 from $9.00 for the prior year.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2019 to its results for the full year 2018:

Full Year 2019 Results
Comparison to Full Year 2018

	Per Share (1)
	EPS	FFO	Core FFO

2018 per share reported results	$7.05	$8.81	$9.00
Established and Redevelopment Community NOI	0.30	0.30	0.30
Development and Other Stabilized Community NOI	0.33	0.33	0.32
Capital markets and transaction activity	(0.15)	(0.17)	(0.26)
Joint venture income	0.05	0.05	0.05
Overhead and other	(0.04)	(0.04)	(0.07)
Income tax expense	(0.10)	(0.10)	—
Gain on sale of real estate and depreciation expense	(1.81)	—	—
2019 per share reported results	$5.63	$9.18	$9.34

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 4.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Results for the Three Months Ended December 31, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $11,456,000, or 2.5%, to $463,308,000. Operating expenses for Established Communities increased $3,270,000, or 2.6%, to $127,825,000. NOI for Established Communities increased $8,186,000, or 2.5%, to $335,483,000. Rental revenue for Established Communities increased 2.5% as a result of an increase in Average Rental Rates of 2.4% and Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended December 31, 2019 compared to the three months ended December 31, 2018:

Q4 2019 Compared to Q4 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.2%	2.9%	3.5%	14.3%
Metro NY/NJ	1.9%	2.3%	1.9%	22.7%
Mid-Atlantic	3.0%	0.9%	3.8%	16.1%
Pacific NW	2.2%	12.0%	(0.9)%	6.2%
No. California	2.6%	3.3%	2.4%	20.3%
So. California	2.3%	1.1%	2.8%	20.4%
Total	2.5%	2.6%	2.5%	100.0%

(1) See full release for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Definitions and Reconciliations, table 1.
(3) See full release for discussion of variances.
(4) Represents % of total NOI for Q4 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Year Ended December 31, 2019 Compared to the Prior Year (a)

For Established Communities, total revenue increased $53,226,000, or 3.0%, to $1,836,339,000. Operating expenses for Established Communities increased $14,077,000, or 2.8%, to $518,867,000. NOI for Established Communities increased $39,149,000, or 3.1%, to $1,317,472,000. Rental revenue for Established Communities increased 2.9% as a result of an increase in Average Rental Rates of 3.0%, partially offset by a decrease in Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2019 compared to the year ended December 31, 2018:

Full Year 2019 Compared to Full Year 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.1%	2.3%	3.5%	14.3%
Metro NY/NJ	2.6%	2.9%	2.6%	22.6%
Mid-Atlantic	3.0%	2.2%	3.3%	16.0%
Pacific NW	3.7%	0.9%	4.9%	5.9%
No. California	3.0%	3.3%	3.0%	20.6%
So. California	2.9%	3.6%	2.7%	20.6%
Total	2.9%	2.8%	3.1%	100.0%

(1) See full release for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Definitions and Reconciliations, table 1.
(3) See full release for discussion of variances.
(4) Represents % of total NOI for Full Year 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended December 31, 2019, the Company completed the development of three apartment communities:

•	Avalon Boonton, located in Boonton, NJ;

•	Avalon Belltown Towers, located in Seattle, WA; and

•	Avalon Saugus, located in Saugus, MA.

These communities contain an aggregate of 904 apartment homes and 34,000 square feet of retail space, and were constructed for a Total Capital Cost of $333,000,000.

During the three months ended December 31, 2019, the Company started the construction of five apartment communities:

•	Avalon Acton II, located in Acton, MA;

•	Avalon Woburn, located in Woburn, MA;

•	AVA RiNo, located in Denver, CO;

•	Avalon Monrovia, located in Monrovia, CA; and

•	Avalon Alderwood Mall, located in Lynnwood, WA, which is being developed by the Company through an unconsolidated joint venture in which the Company owns a 50% interest.

(a) Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability. Refer to Definitions and Reconciliations, table 1, for additional detail and a reconciliation.
Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

These communities are expected to contain an aggregate of 1,164 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $362,000,000 at share.

During 2019, the Company:

•
completed the development of seven apartment communities containing an aggregate of 2,027 apartment homes and 34,000 square feet of retail space for an aggregate Total Capital Cost of $667,000,000; and

•
commenced the development of eight apartment communities, which in the aggregate are expected to contain 2,377 apartment homes, and are expected to be completed for an aggregate Total Capital Cost of $794,000,000 at share.

At December 31, 2019, the Company had 22 Development Communities under construction that in the aggregate are expected to contain 6,960 apartment homes and 64,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,541,000,000 at share.

The Park Loggia, located in New York, NY, is a mixed-used development with a Total Capital Cost of $626,000,000 that contains 172 for-sale residential condominiums and 67,000 square feet of retail space. The Company completed the development of the for-sale residential condominiums and the retail space in the fourth quarter of 2019. The Company is proceeding with the sale of the residential condominiums and commenced initial closings in 2020.

The projected Total Capital Cost of Development Rights at December 31, 2019 remained consistent with the prior quarter at $4.2 billion.

Acquisition Activity

During the three months ended December 31, 2019, the Company acquired Avalon Toscana, located in Margate, FL, containing 240 apartment homes, for a purchase price of $60,250,000.

Additionally, the Company acquired AVA North Point, an unencumbered 265 apartment home community located in Cambridge, MA. AVA North Point was previously owned by North Point II JV, LP, an unconsolidated joint venture in which the Company held a 55.0% ownership interest. The Company paid $71,280,000 for its venture partner's 45.0% interest in the community.

During the year ended December 31, 2019, the Company acquired five wholly-owned operating communities containing an aggregate of 1,175 apartment homes for an aggregate purchase price of $345,450,000, in addition to its purchase of its venture partner's 45.0% interest in AVA North Point.

Disposition Activity

Consolidated Apartment Communities

During the year ended December 31, 2019, the Company sold six wholly-owned operating communities containing an aggregate of 1,660 apartment homes. These assets were sold for $427,600,000 and a weighted average Initial Year Market Cap Rate of 4.6%, resulting in a gain in accordance with GAAP of $166,105,000 and an Economic Gain of $70,872,000.

In January 2020, the Company sold Avalon Shelton, a wholly-owned operating community, located in Shelton, CT. Avalon Shelton contains 250 apartment homes and was sold for $64,750,000.

Unconsolidated Real Estate Investments

U.S. Fund

During the three months ended December 31, 2019, Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold its leasehold interest in Avalon Marina Bay containing 205 apartment homes and the adjacent marina, The Harbor at Marina Bay, containing 229 boat slips, for an aggregate sales price of $86,000,000.

Liquidity and Capital Markets

At December 31, 2019, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $127,614,000 in unrestricted cash and cash in escrow.

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During the three months ended December 31, 2019, the Company repaid $65,749,000 principal amount of a 3.38% fixed rate secured mortgage note at par at its maturity date.

Additionally, during the three months ended December 31, 2019, pursuant to the forward equity sale contract entered into in September 2019, the Company issued 947,868 shares of common stock at a settlement price of $207.96 per share, for net proceeds of $197,122,000. The forward price was established based on the stock price during intraday trading on September 25, 2019, the contract execution date. The final sales price and proceeds received by the Company were determined on the date of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varied with changes in the Overnight Bank Funding Rate.

During the year ended December 31, 2019, the Company had the following debt activity:

•
The Company issued $450,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $446,877,000. The notes mature in June 2029 and were issued with a 3.30% coupon. The effective interest rate of the notes is 3.66%, including the impact of an interest rate hedge and offering costs.

•
The Company reduced its outstanding secured indebtedness by $189,251,000. The Company repaid $219,501,000 principal amount of mortgage notes secured by seven operating communities, at par, of which $140,389,000 was variable rate and $79,112,000 was fixed rate with a weighted average effective interest rate of 3.22%. The Company utilized $47,174,000 of restricted cash held in principal reserve funds as partial repayment of this indebtedness. These repayments were partially offset by a 3.26% fixed rate $30,250,000 secured mortgage that matures in August 2029, which was entered into in conjunction with the acquisition of a community.

During the year ended December 31, 2019, the Company had the following common stock sales activity:

•
In the fourth quarter of 2019, under the Company's current continuous equity program, the Company issued 947,868 shares of common stock for net proceeds of $197,122,000 in settlement of the forward contract entered into September 2019.

•	During the first half of 2019, the Company issued 994,634 shares of common stock for net proceeds of $196,700,000 under both the Company's previous and current continuous equity programs.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2019 was 4.6 times.

First Quarter 2020 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2020 of $1.59 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 4.6% increase over the Company’s prior quarterly dividend of $1.52 per share. The dividend is payable on April 15, 2020 to common stockholders of record as of March 31, 2020.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts and expected growth in taxable income.

2020 Financial Outlook

The following presents a summary of the Company's financial outlook for 2020, further details for which are provided in the full release.

For its full year 2020 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Full Year 2020
	Low		High
Projected EPS	$5.89	-	$6.29
Projected FFO per share	$9.46	-	$9.86
Projected Core FFO per share	$9.62	-	$10.02

(1) See Definitions and Reconciliations, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

The following table compares the 2020 full year outlook for EPS, FFO per share and Core FFO per share to the Company's actual results for the full year 2019:

Full Year 2020 Outlook
Comparison to Full Year 2019 Results

	Per Share
	EPS	FFO	Core FFO

2019 per share reported results	$5.63	$9.18	$9.34
Established and Redevelopment Community NOI	0.33	0.33	0.33
Development and Other Stabilized Community NOI	0.42	0.42	0.43
Capital markets and transaction activity	(0.22)	(0.22)	(0.18)
Joint venture income	(0.05)	(0.05)	(0.04)
Overhead and other	(0.09)	(0.09)	(0.06)
Income tax expense	0.09	0.09	—
Gain on sale of real estate and depreciation expense	(0.02)	—	—
2020 per share outlook (1)	$6.09	$9.66	$9.82

(1) Represents the mid-point of the Company's February 2020 outlook.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 1 - 4, 2020. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 6, 2020 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2019 results, the Attachments (described below) and related matters. To participate on the call, dial 888-220-8451 and use conference id: 1276724.

To hear a replay of the call, which will be available from February 6, 2020 at 6:00 PM ET to February 13, 2020 at 6:00 PM ET, dial 888-203-1112 and use conference id: 1276724. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 6, 2020.

About AvalonBay Communities, Inc.

As of December 31, 2019, the Company owned or held a direct or indirect ownership interest in 297 apartment communities containing 86,846 apartment homes in 11 states and the District of Columbia, of which 22 communities were under development and two communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2020 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 15, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Business Segment Operating Results included in this release presents the Company’s business segment financial information for all reporting periods on a comparable basis, with the charge for uncollectible lease revenue included as an adjustment to revenue. Historically for periods prior to January 1, 2019, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability.

Established Communities

A reconciliation of total revenue, rental revenue and operating expenses for Established Communities, as presented in this release, to results prior to the adjustment for uncollectible lease revenue is as follows (dollars in thousands):

TABLE 1
	Q4 2019	Q4 2018	Q4 2019 to Q4 2018 % Change	Q3 2019	Q4 2019 to Q3 2019 % Change	Full Year 2019	Full Year 2018	Full Year 2019 to Full Year 2018 % Change
Total revenue, excluding uncollectible lease revenue	$466,210	$453,861	2.7%	$464,681	0.3%	$1,845,925	$1,793,343	2.9%
Uncollectible lease revenue	(2,902)	(2,009)	44.4%	(2,244)	29.3%	(9,586)	(10,230)	(6.3)%
Total revenue, including uncollectible lease revenue	463,308	451,852	2.5%	462,437	0.2%	1,836,339	1,783,113	3.0%

Rental revenue, excluding uncollectible lease revenue	465,699	453,529	2.7%	464,298	0.3%	1,843,958	1,792,358	2.9%
Uncollectible lease revenue	(2,902)	(2,009)	44.4%	(2,244)	29.3%	(9,586)	(10,230)	(6.3)%
Rental revenue, including uncollectible lease revenue	462,797	451,520	2.5%	462,054	0.2%	1,834,372	1,782,128	2.9%

Operating expenses, excluding uncollectible lease revenue	127,825	124,555	2.6%	134,221	(4.8)%	518,867	504,790	2.8%
Uncollectible lease revenue	2,902	2,009	44.4%	2,244	29.3%	9,586	10,230	(6.3)%
Operating expenses, including uncollectible lease revenue	$130,727	$126,564	3.3%	$136,465	(4.2)%	$528,453	$515,020	2.6%

Other Reported Operating Results

A reconciliation of rental revenue and operating expenses, for results for periods presented in this release prior to the adjustment for uncollectible lease revenue, is as follows (dollars in thousands):

TABLE 2
	Q4 2018
	Established	Other Stabilized	Redevelopment	Development
Rental revenue, excluding uncollectible lease revenue	$453,529	$71,079	$29,541	$2,282
Uncollectible lease revenue	(2,009)	(746)	(151)	(5)
Rental revenue, including uncollectible lease revenue	451,520	70,333	29,390	2,277

Operating expenses, excluding uncollectible lease revenue	124,555	21,598	9,230	1,179
Uncollectible lease revenue	2,009	746	151	5
Operating expenses, including uncollectible lease revenue	$126,564	$22,344	$9,381	$1,184

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the year ended December 31, 2019 is presented elsewhere in the full release.

Established Communities are consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2019 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2018, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 3
Q4
2019
Net income	$167,671
Interest expense, net, inclusive of loss on extinguishment of debt, net	54,190
Income tax expense	1,825
Depreciation expense	171,364
EBITDA	$395,050

Gain on sale of communities	(256)
Joint venture EBITDAre adjustments (1)	(2,079)
EBITDAre	$392,715

Gain on other real estate transactions	(65)
Lost NOI from casualty losses covered by business interruption insurance	265
Business interruption insurance proceeds	(527)
Advocacy contributions	50
Severance related costs	60
Development pursuit write-offs and expensed transaction costs, net	2,093
For-sale condominium marketing and administrative costs	1,286
Asset management fee intangible write-off and other joint venture losses	52
Legal settlements	(2,221)
Core EBITDAre	$393,708

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 4
	Q4	Q4	Full Year	Full Year
	2019	2018	2019	2018
Net income attributable to common stockholders	$167,650	$385,734	$785,974	$974,525
Depreciation - real estate assets, including joint venture adjustments	171,314	158,838	666,563	629,814
Distributions to noncontrolling interests	12	11	46	44
Gain on sale of unconsolidated entities holding previously depreciated real estate	(5,788)	(2,019)	(5,788)	(10,655)
Gain on sale of previously depreciated real estate	(256)	(242,532)	(166,105)	(374,976)
FFO attributable to common stockholders	332,932	300,032	1,280,690	1,218,752

Adjusting items:
Joint venture losses (1)	87	538	87	852
Joint venture promote (2)	—	—	—	(925)
Impairment loss on real estate	—	826	—	826
Casualty gain, net on real estate (3)	—	—	—	(612)
Business interruption insurance proceeds	(527)	(26)	(1,441)	(26)
Lost NOI from casualty losses covered by business interruption insurance	265	—	675	1,730
Loss on extinguishment of consolidated debt	—	14,775	602	17,492
Advocacy contributions	50	2,040	50	3,489
Severance related costs	60	884	2,327	1,466
Development pursuit write-offs and expensed transaction costs, net	2,093	19	3,782	280
For-sale condominium marketing and administrative costs	1,286	547	3,812	1,044
For-sale condominium imputed carry cost (4)	4,121	—	6,351	—
Gain on other real estate transactions	(65)	(9)	(439)	(344)
Legal settlements (5)	(2,221)	146	(6,292)	513
Income tax expense (benefit) (6)	1,825	(251)	13,003	(251)
Core FFO attributable to common stockholders	$339,906	$319,521	$1,303,207	$1,244,286

Average shares outstanding - diluted	139,968,027	138,463,943	139,571,550	138,289,241

Earnings per share - diluted	$1.20	$2.79	$5.63	$7.05
FFO per common share - diluted	$2.38	$2.17	$9.18	$8.81
Core FFO per common share - diluted	$2.43	$2.31	$9.34	$9.00

(1) Amounts are primarily composed of the write-off of asset management fee intangibles associated with the disposition of communities in the U.S. Fund and the AC JV.
(2) Amount for full year 2018 represents the Company's promoted interest in AvalonBay Value Added Fund II, L.P.
(3) Amount for full year 2018 consists primarily of legal settlement proceeds for construction defects at a community acquired as part of the Archstone acquisition.
(4) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.

(5) Amounts for 2019 include $2,237 in legal settlement proceeds related to a construction defect at a community, and amount for full year 2019 also includes $3,126 in legal settlement proceeds related to a former Development Right.

(6) Amount for full year 2019 consists of $5,782 related to GAAP to tax basis differences at The Park Loggia development and $7,221 related to the other activity the Company undertook through taxable REIT subsidiaries ("TRS"), including the disposition of two wholly-owned operating communities and deferred tax obligations related to the Company's sustainability initiatives.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2019 is as follows (dollars in thousands):

TABLE 5

Core EBITDAre	$393,708

Interest expense, net	$54,190

Interest Coverage	7.3 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2019 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 6

Total debt principal (1)	$7,355,371
Cash and cash in escrow	(127,614)
Net debt	$7,227,757

Core EBITDAre	$393,708

Core EBITDAre, annualized	$1,574,832

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at December 31, 2019 excludes $8,610 of debt discount and $32,742 of deferred financing costs as reflected in unsecured notes, net, and $14,464 of debt discount and $3,265 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, for-sale condominium marketing and administrative costs and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 7
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2019	2018	2019	2019	2019	2019	2018
Net income	$167,671	$385,636	$279,709	$168,305	$170,418	$786,103	$974,175
Indirect operating expenses, net of corporate income	20,073	21,849	20,195	23,018	19,722	83,008	80,227
Expensed transaction, development and other pursuit costs, net of recoveries	2,428	1,052	175	1,766	622	4,991	3,265
Interest expense, net	54,190	55,180	51,493	50,010	47,892	203,585	220,974
Loss on extinguishment of debt, net	—	14,775	93	229	280	602	17,492
General and administrative expense	12,602	15,985	12,769	18,965	13,706	58,042	60,369
Joint venture (income) loss	(7,872)	(2,710)	(1,643)	(197)	1,060	(8,652)	(15,270)
Depreciation expense	171,364	158,914	165,463	162,693	162,057	661,578	631,196
Income tax expense (benefit)	1,825	(247)	11,184	—	(6)	13,003	(160)
Casualty and impairment loss, net	—	826	—	—	—	—	215
Gain on sale of communities	(256)	(242,532)	(130,484)	(20,530)	(14,835)	(166,105)	(374,976)
Gain on other real estate transactions	(65)	(9)	(73)	(34)	(267)	(439)	(345)
For-sale condominium marketing and administrative costs	1,286	547	1,108	945	473	3,812	1,044
NOI from real estate assets sold or held for sale	(999)	(15,200)	(1,785)	(4,215)	(5,318)	(12,318)	(79,372)
NOI	$422,247	$394,066	$408,204	$400,955	$395,804	$1,627,210	$1,518,834

Established:
New England	$42,332	$40,916	$41,746	$40,460	$40,440	$164,977	$159,394
Metro NY/NJ	74,131	72,783	72,476	73,212	71,843	291,662	284,344
Mid-Atlantic	53,492	51,543	51,474	51,073	51,052	207,091	200,381
Pacific NW	20,687	20,868	20,683	20,605	20,210	82,186	78,313
No. California	70,529	68,866	70,096	69,342	70,248	280,216	272,096
So. California	74,312	72,321	71,741	72,593	72,695	291,340	283,795
Total Established	335,483	327,297	328,216	327,285	326,488	1,317,472	1,278,323
Other Stabilized	53,823	45,508	51,205	49,560	47,857	202,445	159,745
Redevelopment	21,382	20,162	21,010	20,629	20,030	83,052	79,893
Development	11,559	1,099	7,773	3,481	1,429	24,241	873
NOI	$422,247	$394,066	$408,204	$400,955	$395,804	$1,627,210	$1,518,834

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 8
	Q4	Q4	Full Year	Full Year
	2019	2018	2019	2018

Revenue from real estate assets sold or held for sale	$1,421	$23,812	$21,441	$124,373
Operating expenses from real estate assets sold or held for sale	(422)	(8,612)	(9,123)	(45,001)
NOI from real estate assets sold or held for sale	$999	$15,200	$12,318	$79,372

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2019, or which we acquired during the year ended December 31, 2019. Other Stabilized Communities includes stabilized operating communities in the Company's expansion markets of Denver, Colorado, and Southeast Florida, but excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the full year 2020 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Full Year 2020	$5.89	$6.29
Depreciation (real estate related)	4.86	5.26
Gain on sale of communities	(1.29)	(1.69)
Projected FFO per share (diluted) - Full Year 2020	9.46	9.86

Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.08	0.08
Other income, development pursuit and other write-offs	0.02	0.02
Severance related costs	0.02	0.02
Loss on extinguishment of consolidated debt	0.04	0.04
Projected Core FFO per share (diluted) - Full Year 2020	$9.62	$10.02

(1) See the full release for additional detail.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates. Beginning January 1, 2020, the Company has updated its definition of Redevelopment Communities, prospectively for all periods presented, to be communities with both (i) a capital investment exceeding the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy that is below or is expected to be below 90% during or as a result of the redevelopment activity.

Redevelopment Communities include two communities containing 665 apartment homes that are currently under active redevelopment as of December 31, 2019, with an expected Total Capital Cost of $45,000,000, of which $8,000,000 is remaining to invest.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q4	Q4	Full Year	Full Year
	2019	2018	2019	2018
Rental revenue (GAAP basis)	$462,797	$451,520	$1,834,372	$1,782,128
Concessions amortized	261	336	862	3,690
Concessions granted	(390)	(233)	(1,142)	(1,090)

Rental Revenue with Concessions
on a Cash Basis	$462,668	$451,623	$1,834,092	$1,784,728

% change -- GAAP revenue		2.5%		2.9%

% change -- cash revenue		2.4%		2.8%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. Beginning January 1, 2020, the Company has updated its definition of Stabilized Operations/Restabilized Operations to be the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. This threshold will be applied prospectively to all periods presented.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2019 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2019 is as follows (dollars in thousands):

TABLE 11
Full Year 2019
NOI
NOI for Established Communities	$1,317,472
NOI for Other Stabilized Communities	202,445
NOI for Redevelopment Communities	83,052
NOI for Development Communities	24,241
NOI from real estate assets sold or held for sale	12,318
Total NOI generated by real estate assets	1,639,528
NOI on encumbered assets	109,454
NOI on unencumbered assets	$1,530,074

Unencumbered NOI	93%